As filed with the Securities and Exchange Commission on May 24, 2011

Registration No. 333-113100

Registration No. 333-123274

Registration No. 333-132346

Registration No. 333-140391

Registration No. 333-140392

Registration No. 333-149443

Registration No. 333-157317

Registration No. 333-163735

Registration No. 333-164901

Registration No. 333-172177

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-113100

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-123274

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-132346

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-140391

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-140392

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-149443

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-157317

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-163735

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-164901

POST-EFFECTIVE AMENDMENT NO. 1 FORM S-8 REGISTRATION STATEMENT NO. 333-172177

Under

THE SECURITIES ACT OF 1933

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0485570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Technology Drive San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Atheros Communications, Inc. 2004 Stock Incentive Plan

Atheros Communications, Inc. 2004 Employee Stock Purchase Plan

1998 Stock Incentive Plan

Assumed Attansic Technology Corporation Options

Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan

Intellon Corporation 2007 Equity Incentive Plan

2009 Inducement Grant Incentive Plan

(Full title of the plans)

Dr. Craig H. Barratt President and Chief Executive Officer Atheros Communications, Inc. 1700 Technology Drive San Jose, CA 95110	Copy to: Allison Leopold Tilley, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments No. 1 amend the Registration Statements on Form S-8 (registration numbers 333-113100 (filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2004), 333-123274 (filed with the SEC on March 11, 2005), 333-132346 (filed with the SEC on March 10, 2006), 333-140391(filed with the SEC on February 1, 2007), 333-140392 (filed with the SEC on February 1, 2007), 333-149443 (filed with the SEC on February 28, 2008), 333-157317 (filed with the SEC on February 13, 2009), 333-163735 (filed with the SEC on December 15, 2009), 333-164901 (filed with the SEC on February 12, 2010) and 333-172177 (filed with the SEC on February 11, 2011)) (collectively, the “Registration Statements”), which registered an aggregate of 38,728,729 shares of common stock, par value $0.0005 per share (the “Common Stock”), of Atheros Communications, Inc. (the “Registrant”) issuable pursuant to the Atheros Communications, Inc. 2004 Stock Incentive Plan, Atheros Communications, Inc. 2004 Employee Stock Purchase Plan, 1998 Stock Incentive Plan, Assumed Attansic Technology Corporation Options, Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan, Intellon Corporation 2007 Equity Incentive Plan, and 2009 Inducement Grant Incentive Plan.

As previously disclosed, on May 19, 2011, the Registrant and QUALCOMM Incorporated (“Qualcomm”) received the regulatory approvals necessary to complete the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of January 5, 2011, by and among the Registrant, Qualcomm and T Merger Sub, Inc., a wholly owned subsidiary of Qualcomm (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Qualcomm. In anticipation of the closing of the Merger, the Registrant has terminated all offerings of the Common Stock pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Registrant being registered under the Registration Statements that remain unsold at the termination of the offering, the Registrant hereby deregisters all of the Common Stock that remains unsold registered under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, State of California, on the 24th day of May, 2011.

ATHEROS COMMUNICATIONS, INC.

By	/s/ Craig H. Barratt
Craig H. Barratt
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments No. 1 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Willy C. Shih Willy C. Shih	Chairman of the Board	May 24, 2011

/s/ Craig H. Barratt Craig H. Barratt	President, Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2011

/s/ Jack R. Lazar Jack R. Lazar	Chief Financial Officer, Senior Vice President of Corporate Development, and Secretary (Principal Financial Officer)	May 24, 2011

/s/ David D. Torre David D. Torre	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 24, 2011

/s/ Daniel A. Artusi Daniel A. Artusi	Director	May 24, 2011

/s/ Charles E. Harris Charles E. Harris	Director	May 24, 2011

/s/ Christine King Christine King	Director	May 24, 2011

/s/ Teresa H. Meng Teresa H. Meng	Director	May 24, 2011

/s/ Marshall L. Mohr Marshall L. Mohr	Director	May 24, 2011

/s/ Andrew S. Rappaport Andrew S. Rappaport	Director	May 24, 2011